Exhibit 99.1

VIROPHARMA INCORPORATED Contacts:

Vincent J. Milano

President, Chief Executive Officer

Phone (610) 321-6225

William C. Roberts

Vice President, Corporate Communications

Phone (610) 321-6288

Kristina M. Broadbelt (for media)

Assistant Director, PR & Advocacy

Phone (610) 321-2358

VIROPHARMA INCORPORATED

Reports Second Quarter 2008 Financial Results

- Company Achieves Record Vancocin® Net Sales;

Increases Full Year Guidance for 2008 -

EXTON, PA, July 30, 2008—VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today its financial results for the second quarter and six-months ended June 30, 2008.

Key events since March 31, 2008 include:

Development:

•	Completed enrollment in Phase 3 study of maribavir in stem cell transplant (SCT) patients;

•	Announced intent to present top-line maribavir Phase 3 SCT data in the first quarter of 2009;

•

Announced intent to file the initial New Drug Application (NDA) in the U.S., Marketing Authorization Application (MAA) in Europe, and New Drug Submission (NDS) in Canada for maribavir in SCT patients in the third quarter of 2009;

•	Complete clinical trial results from maribavir Phase 2 study in stem cell transplant patients were published in the June 1 issue of the scientific journal Blood; and

•	Patient enrollment continued in Phase 3 study of maribavir in solid organ (liver) transplant patients.

Operational:

•	Net sales of Vancocin achieved a record $65 million;

•	Research and development expenses increased by 106 percent over the second quarter of 2007, primarily driven by investments in maribavir and NTCD; and

•

Selling, general and administrative expenses increased 94% over the second quarter of 2007 due to increased investments in our European operations, our Vancocin sales force, additional medical education activities and increased marketing efforts.

Business Development:

•

Signed a definitive merger agreement under which ViroPharma will acquire Lev Pharmaceuticals, Inc. (OTC Bulletin Board: LEVP) for $442.9 million of upfront consideration, or $2.75 per Lev share, comprised of $2.25 per share in cash and $0.50 per share in ViroPharma common stock (subject to collar);

•	Contingent consideration of up to $1.00 per share may be paid on achievement of certain regulatory and commercial milestones; and

•	Transaction is expected to be completed by the end of 2008.

Financial Results:

•	Operating income was $30 million;

•	Increased working capital by $25 million to $644 million;

•	Cash, cash equivalents and short-term investments grew by $34 million to $633 million; and
•	14th consecutive quarter of positive cash flow and profitability achieved.

Net sales of Vancocin were $65.4 million for the second quarter of 2008 and $116.4 million for the first six months of 2008, as compared to $56.1 million and $105.1 million in the respective 2007 periods.

Operating income in the second quarter and six-months ended June 30, 2008 was $29.7 million and $49.2 million, respectively, compared to $35.9 million and $68.8 million in the second quarter and six months of 2007, respectively. Operating income decreased primarily due to higher R&D and SG&A costs partially offset by higher net sales.

“The second quarter of 2008 was a period of considerable achievement throughout the company,” commented Vincent Milano, ViroPharma’s president and chief executive officer. “The growing momentum surrounding maribavir was evident as we completed enrollment of our phase 3 study in stem cell transplant patients, solidified our global regulatory filing strategy and continued to finalize our pre-launch, approval and launch plans. We also continue to make noteworthy progress enrolling patients in the solid organ transplant study. In addition, we saw remarkable performance of Vancocin, generating record quarterly revenue during the second quarter and allowing us to increase our 2008 net sales guidance to between $220 and $240 million. Our sales force, which launched earlier in the year, is making good progress in accessing the physician community and we anticipate that the progress will continue throughout the year.”

Continued Milano, “We believe that the second half of 2008 will be marked by additional momentum throughout the business as we continue to execute on the maribavir studies and progress towards our planned initial NDA, MAA, and NDS filings in the third quarter of 2009. Regarding our C. difficile franchise, we look forward to the publication of the final IDSA/SHEA treatment guidelines later this year for the management of C. difficile infection as these guidelines represent an important step in ensuring that the most severely affected patients are receiving Vancocin, the appropriate therapy for these patients.”

Net income in the second quarter and six-months ended June 30, 2008 was $24.1 million and $41.5 million, respectively, compared to a net income of $31.6 million and $53.7 million for the same periods in 2007. Net income per share for the quarter ended June 30, 2008 was $0.34 per share, basic and $0.30 per share, diluted, compared to a net income of $0.45 per share, basic, and $0.39 per share, diluted, for the same period in 2007. Net income per share for the six-months ended June 30, 2008 was $0.59 per share, basic, and $0.51 per share, diluted, compared to a net income of $0.77 per share, basic, and $0.70 per share, diluted, for the same period in 2007.

The primary drivers of the decrease in net income were the effects of lower operating income discussed above, partially offset by a lower effective tax rate.

Operating Highlights

During the three and six months ended June 30, 2008, net sales of Vancocin increased 16.6 percent and 10.7 percent, respectively, compared to the same periods in 2007 primarily due to an increase in the number of units sold to wholesalers and the impact of a price increase during 2008.

The cost of sales for Vancocin for the three and six months ended June 30, 2008 decreased $0.2 million and $0.6 million, respectively, as compared to the same periods in 2007. For the three and six month periods ended June 30, 2008 the cost of sales was $2.4 million and $4.3 million, respectively, compared to $2.6 million and $4.9, respectively, for the same period in 2007.

Investment in our product pipeline and the Company continued to grow as research and development (R&D) and selling, general and administrative (SG&A) expenses in the second quarter and six-months ended June 30, 2008 were $31.2 million and $59.0 million, respectively compared to $15.6 million and $28.1 million for the second quarter and six-months of 2007, respectively. These increases were due primarily to the increased costs, including the costs of increased personnel, associated with our phase 3 program for maribavir, along with increased selling, general and administrative expense due to compensations costs, including share-based compensation, which resulted from increased headcount for our European operations and our Vancocin sales force, as well as medical education activities and marketing efforts.

The Company’s effective income tax rate was 25.6 percent and 22.7 percent for the quarters ended June 30, 2008 and 2007, respectively, and 26.8 percent and 30.6 percent for the six months ended June 30, 2008 and 2007, respectively. Income tax expense includes federal, state and foreign income tax at statutory rates and the effects of various permanent differences. The variances in the effective rate for the quarter and six-months ended June 30, 2008 as compared to the comparative periods in 2007 is primarily due to our current estimate of the impact of orphan drug credit for maribavir. We currently anticipate an effective tax rate in the range of approximately 25 percent to 30 percent for the year ended December 31, 2008, which includes an estimate related to orphan drug credit based upon estimates of qualified expenses and excludes the impact of discreet items and any potential changes in the valuation allowance. We continue to evaluate our qualified expenses and, to the extent that actual qualified expenses vary significantly from our estimates, our effective tax rate will be impacted.

Regarding additional payments due to Lilly in connection with the Vancocin acquisition, net sales as of June 30, 2008 exceeded the milestone threshold of $45.0 million. As a result, the Company recorded additional purchase price of $7.0 million to intangible assets in 2008. No purchase price consideration will be due to Lilly relating to net sales occurring in the remainder of 2008.

Working Capital Highlights

As of June 30, 2008, ViroPharma’s working capital was approximately $644.0 million, which represents a $49.6 million increase from December 31, 2007, $24.5 million of which occurred in the second quarter of 2008. The six month increase is primarily the result of cash flows provided by sales of Vancocin.

Business Development Highlights

As more fully detailed in a Current Report on Form 8-K filed with the Securities and Exchange Commission, on July 15, 2008, we announced that we signed a definitive merger agreement with Lev Pharmaceuticals, Inc. (Lev), pursuant to which we will acquire Lev. The merger agreement provides for HAE Acquisition Corp., our wholly owned merger subsidiary, to merge with and into Lev with Lev continuing as the surviving company. The terms of the merger agreement provide for the conversion of each share of Lev common stock into upfront consideration of $2.75 per Lev share, comprised of $2.25 per share in cash and $0.50 per share in our common stock (subject to collars), and contingent consideration of up to $1.00 per share which may be paid upon achievement of certain regulatory and commercial milestones.

The merger agreement contains certain termination rights for us and Lev, as the case may be, applicable upon the occurrence of certain events specified in the merger agreement. The merger agreement provides that, in the event of the termination of the merger agreement under specified circumstances, Lev may be required to pay us a termination fee.

The merger agreement provides for both ViroPharma and Lev to conduct our respective businesses in the ordinary course until the merger is completed and not to take certain actions during the period from the date of the merger agreement until the date of completion of the merger.

The transaction with a potential net aggregate value of up to approximately $617.5 million has been unanimously approved by the boards of directors of both companies. We expect the transaction to be completed by the end of 2008. In addition, concurrently with the execution of the merger agreement, we made a $20 million investment in Lev common stock to provide Lev with short and medium term financing in connection with the commercialization of its product candidate Cinryze™.

Looking ahead in 2008

ViroPharma is commenting upon guidance for the year 2008 as a convenience to investors. The following guidance provided by ViroPharma are projections, based upon numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward looking statements, please see the Disclosure Notice below. The guidance below excludes the acquisition and operations of Lev Pharmaceuticals.

For the year 2008, ViroPharma expects the following

•	Net product sales are expected to be $220 to $240 million;

•	Research and development (R&D) and selling, general and administrative (SG&A) expenses, excluding the impact of SFAS 123R, are expected to be $110 to $120 million.

•

The SFAS 123R impact to the above expenses will be in the range of $9 to $11 million. Including the impact of SFAS 123R, the research and development (R&D) and sales, general and administrative (SG&A) expenses are expected to be between $119 and $131 million.

Non-GAAP Disclosures

This press release includes non-GAAP financial information as the Company’s projected research and development and marketing, general and administrative expenses has been presented excluding the effect of stock option expense resulting from the application of SFAS 123R. The Company believes that presenting its research and development (R&D) expense and sales, general and administrative (SG&A) expense in this release both with and without the impact of share-based compensation will allow investors to better understand the Company’s financial results and how such results compare with the Company’s prior results and current guidance.

Conference Call and Webcast

ViroPharma is hosting a live teleconference and webcast with senior management to discuss the financial announcement, guidance, and other business results on July 30, 2008 at 9:00 a.m. Eastern Time. To participate in the conference call, please dial 888-299-4099 (domestic) and 302-709-8337 (international). After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Alternatively, the live webcast of the conference call can be accessed via ViroPharma’s website at http://www.viropharma.com. Windows Media or Real Player will be needed to access the webcast. An audio archive will be available at the same address until August 15, 2008.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin® approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/Products.aspx). ViroPharma currently focuses its drug development activities in infectious diseases including cytomegalovirus (CMV) and non-toxigenic C. difficile (NTCD). For more information on ViroPharma, visit the Company’s website at www.viropharma.com.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Forward looking statements in this press release include the Company’s financial guidance for 2008, and statements regarding ViroPharma’s clinical development programs, including our ability to file an initial NDA, MAA and NDS for maribavir in 2009, commence clinical studies of NTCD in humans during 2008, the timing and content of final IDSA/SHEA CDI treatment guidelines or our ability to execute a future successful launch of maribavir. ViroPharma’s 2008 revenue guidance is based upon the Company’s plans to remain vigorous in its opposition to any bioequivalence approach considered for use in approving generic formulations of Vancocin that does not require rigorous scientific methods to demonstrate safety and efficacy consistent with good medicine and science. There can be no assurance that the FDA will agree with the positions stated in ViroPharma’s Vancocin related submissions or that ViroPharma’s efforts to oppose the OGD’s March 2006 recommendation to determine bioequivalence to Vancocin through in vitro dissolution testing will be successful. We cannot predict the timeframe in which the FDA will make a decision regarding either ViroPharma’s citizen petition for Vancocin or the approval of generic versions of Vancocin. If we are unable to change the recommendation set forth by the OGD in March 2006, the threat of generic competition will be high. The entry of competing generic products will significantly affect our sales of Vancocin and our financial performance. In addition, the statements about the benefits of the proposed acquisition of Lev, including, among others, future financial and operating results, cost savings, enhanced revenues, ViroPharma’s plans, objectives, expectations and intentions and other statements that are not historical facts are forward looking statements.

The company’s actual results may vary depending on a variety of factors, including:

•	the development of competitive generic versions of oral Vancocin,
•	approval of products which are currently marketed for other indications by other companies or new pharmaceuticals and technological advances to treat the conditions addressed by Vancocin;
•	fluctuations in wholesaler order patterns and inventory levels;
•	manufacturing, supply or distribution interruptions, including but not limited to our ability to acquire adequate supplies of Vancocin to meet demand for the product;
•	changes in prescribing or procedural practices of infectious disease, gastroenterology and internal medicine doctors, including off-label prescribing of other products;
•	the timing of regulatory submissions and approvals;
•	actions by the FDA, EMEA and the Internal Revenue Service or other government regulatory agencies;
•	decreases in the rate of infections for which Vancocin is prescribed;
•	decrease in the sensitivity of the relevant bacteria to Vancocin;
•	changes in terms required by wholesalers, including fee-for-service contracts;
•	the timing and results of anticipated events in the Company’s CMV and NTCD programs; and
•

the timing and nature of potential business development activities related to the Company’s efforts to expand its current portfolio through in-licensing or other means of acquiring products in clinical development or marketed products.

There can be no assurance that FDA or EMEA will not require additional or unanticipated studies or clinical trial outcomes before granting regulatory approval of any of the company’s product candidates, or that the company will be successful in gaining regulatory approval of any of its product candidates.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements regarding the proposed acquisition of Lev: the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule; the failure of Lev stockholders to approve the transaction; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; the risk that revenues following the merger will be lower than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues; new information arising out of clinical trial results; the risk that the safety and/or efficacy results of existing clinical trials for Cinryze(TM) will not support approval for a biologics license; the risk that FDA may require Lev, or after the merger, ViroPharma, to conduct additional clinical trials for Cinryze(TM); the risk that FDA may interpret data differently than Lev, or after the merger, ViroPharma, requires more data or a more rigorous analysis of data than expected; the risk that FDA will not approve a product for which a biologics license has been applied; obtaining regulatory approval to market Cinryze(TM); market acceptance of Cinryze(TM); maintaining the orphan drug status associated with Cinryze(TM).

These factors, and other factors, including, but not limited to those described in ViroPharma’s annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission during 2008, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

Additional Information About the Proposed Acquisition of Lev

In connection with the proposed acquisition of Lev, ViroPharma will file with the SEC a Registration Statement on Form S-4 that will include a proxy statement of Lev that also constitutes a prospectus of ViroPharma. Lev will mail the proxy statement/prospectus to its stockholders. ViroPharma and Lev urge investors and security holders to read the proxy statement/prospectus regarding the proposed merger when it becomes available because it will contain important information.

You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from ViroPharma’s website (www.viropharma.com) under the tab “Investors” and then under the item “SEC Filings”. You may also obtain these documents, free of charge, from Lev’s website (www.levpharma.com) under the tab “Investor Relations” and then under the heading “SEC Filings.”

Proxy Solicitation

ViroPharma, Lev and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Lev stockholders in favor of the merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Lev stockholders in connection with the proposed merger will be set forth in the proxy statement/prospectus when it is filed with the SEC. You can find information about ViroPharma’s executive officers and directors in its definitive proxy statement filed with the SEC on April 11, 2008. You can find information about Lev’s executive officers and directors in definitive proxy statement filed with the SEC on April 16, 2008. You can obtain free copies of these documents from ViroPharma using the contact information above.

VIROPHARMA INCORPORATED

Selected Financial Information

Consolidated Statements of Operations: (in thousands, except per share data)	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Revenue:
Net product sales	$65,437	$56,101	$116,374	$105,130

Revenue	65,437	56,101	116,374	105,130

Costs and Expenses:
Cost of sales (excluding amortization of product rights)	2,386	2,641	4,304	4,871
Research and development	15,045	7,293	30,013	12,822
Selling, general and administrative	16,144	8,341	28,990	15,314
Intangible amortization	2,145	1,942	3,833	3,318

Total costs and expenses	35,720	20,217	67,140	36,325

Operating income	29,717	35,884	49,234	68,805

Interest income	4,067	6,488	10,378	10,068
Interest expense	(1,450)	(1,434)	(2,869)	(1,526)

Income before income tax expense	32,334	40,938	56,743	77,347
Income tax expense	8,264	9,302	15,223	23,653

Net income	$24,070	$31,636	$41,520	$53,694

Basic net income per share	$0.34	$0.45	$0.59	$0.77

Diluted net income per share	$0.30	$0.39	$0.51	$0.70

Shares used in computing net income per share
Basic	69,947	69,801	69,936	69,793

Diluted	84,349	83,994	84,314	77,845

Consolidated Balance Sheets:	June 30, 2008	December 31, 2007
(in thousands)

Cash, cash equivalents and short-term investments	$632,876	$584,328
Working capital	643,997	594,403
Total assets	825,998	776,066
Total stockholders’ equity	543,084	496,563

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